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                     EXHIBITS FOR S-1 REGISTRATION STATEMENT
                      OF METRO INFORMATION SERVICES, INC.


EXHIBIT 23.1  CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS.


When the transactions referred to in Note 10 to the financial statements have been finalized and consummated, we will be in a position to render the following consent.



                                    /s/ KPMG Peat Marwick LLP


The Board of Directors and Shareholders
Metro Information Services, Inc.


We consent to the use of our reports included in this Amendment No. 2 to the Registration Statement (No. 333-16585) and to the references to our firm under the headings "Selected Financial and Operating Data" and "Experts" in the prospectus.



Norfolk, Virginia